Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), filed on May 9, 2017, pertaining to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan of our reports dated February 1, 2017, with respect to the consolidated financial statements of M.D.C. Holdings, Inc. and the effectiveness of internal control over financial reporting of M.D.C. Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

May 9, 2017